UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT
PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

December 31, 2016

LUNA AZUL DEVELOPMENT FUND, LLC
(Exact name of issuer as specified in its charter)

Delaware	47-2290883
(State or other jurisdiction of	(Employer Identification Number)
Incorporation)

14550 N. Frank Lloyd Wright Blvd., Suite 200, Scottsdale, AZ  85260
(Full mailing address of principal executive offices)

Telephone: (206) 310-9034
(Issuer’s telephone number, including area code)

8% Preferred Profit Participating Class A Units
(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Form 1-SA contains “forward-looking statements” such as statements related to financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effect of regulation and competition, and the prospective business of the Company.  In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," "opportunity" or the negative of these terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  These factors may cause our actual results to differ materially from any forward-looking statements.  We cannot guarantee future results, levels of activity, performance or achievements.

You should not rely upon forward-looking statements as predictions of future events.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions.  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this document may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Item 1.	Business

Overview

Luna Azul Development Fund, LLC (the "Company") was organized to acquire, entitle and subdivide land in Maricopa County Arizona, and to construct and sell title to cottage homes built upon that land (our “Property”), for the intended benefit of adults with intellectual, developmental and acquired disabilities.  The Company is managed by L.A. Management, LLC (the "Manager"), an Affiliate of ECC Management, LLC (the "Sponsor").

The Company’s principal objective is to achieve suitable returns on our capital investments in the site selection, design, development, construction and sale of a community of cottage homes designed specifically for (but not exclusive to) adults with intellectual, developmental and acquired disabilities.
Our success in achieving this objective will depend upon several factors including, among others: whether we are able to design, develop and construct the community within budget and in a timely fashion; the availability and terms of the debt financing we will need to secure to fund construction; and our success selling cottage homes to interested buyers at profitable prices.  No assurance can be given as to our ability to achieve these objectives.

Market Opportunities

The recent movement away from institutional living created new problems in the long-term care of adults with disabilities.  We believe that government-supported group homes and individually-designed living arrangements, all meant to be integrative, may often instead result in isolation, leaving residents dependent on vendors or family members for transportation to social, vocational, recreational and health visits.  Residents may be stuck indefinitely with roommates chosen for them by others, and captive to the rent increases, competence, longevity and schedules of facility owners and third-party service providers.

In response, the Company plans to construct and convey title ownership to homes in a neighborhood specifically designed for (but perhaps not to be sold exclusively to) adults and families with intellectual, developmental and acquired disabilities.  The Company believes such adults and, importantly, their parents and families, may be attracted to the benefits of permanent housing, coupled with the potential for planned and spontaneous social and recreational opportunities on site.  Adults with disabilities and their families may also be interested in an urban neighborhood setting with proximity to vocational opportunities; the ability to choose and replace roommates and caregivers as needed; and the potential for sharing and thereby reducing costs associated with overnight staffing, maintenance, transportation assistance, recreation, social activities, and all types of therapies, exercise and personal care services which, because of the number of resident/consumers, may be delivered on-site.

The Design

The Company has purchased approximately 4.4 acres of raw land in Phoenix, Arizona, and presently intends to develop there a “pocket neighborhood” of 30 two- and three-bedroom cottage homes, ranging in size from about 1,100 to 1,700 square feet, all built around a community club house.  Each cottage home is expected to have fully functional kitchens and separately controlled utilities.  While the ultimate costs will dictate final design choices, the community is presently intended to include well-landscaped grounds and outdoor gathering spaces, a clubhouse with space for offices, treatment rooms, exercise and recreational facilities; an outdoor pool; and parking for residents, staff, guests and service providers.  The community is intended to have a secured entrance and perimeter fence.

Pocket Neighborhoods

By clustering groups of neighboring houses around a shared garden courtyard, a pocket neighborhood may provide a setting in which neighbors may more easily develop relationships beyond family and housemates.  The Company believes that pocket neighborhoods, like that being contemplated here, may be the physical basis for creating community with surrounding neighbors, and may be ideal for helping adults with disabilities create and maintain meaningful social networks outside the home.

In many housing developments, family life is focused inside the home and in the walled backyard.  The Company believes that in a pocket neighborhood, there may instead be a collective sense of ownership extending beyond the front yard gates and into the shared commons.  The active rooms of cottages face the commons instead of turning inward, and their front porches may be especially conducive for conversations with neighbors and passers-by.  The Company’s intimate community design is premised on the expectation that these casual conversations may foster the development of caring relationships and a meaningful sense of community among the residents there.

Community Life and Support Services

Each family will be responsible for securing the individual support services required by their adult family member.  Families will also be responsible for furnishing, maintaining and securing their homes.

Through the Home Owners’ Association, the community will have the ability to organize and fund transportation and recreational, occupational, and social activities; provide community security; maintain the common areas; and to provide other services meeting the common needs of the community residents.

When available, support services may be provided to individual residents by qualified service providers, funded by the State of Arizona under its ALTCS program for developmentally disabled adults.  The Company believes that community support services and activities may be augmented by other state funded programs and volunteer organizations.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our cash balance is $892,771 as of December 31, 2016.  Our cash balance is not sufficient to fund our principal objectives.  To implement our plan of operation for the next twelve-month period, we require additional equity and/or substantial debt construction financing.  The terms and exact amount of any such financing will be determined in the future but currently we do not have any arrangements for such financing.

Operating Results

The Company raised $2,450,000 in equity investments and, on October 4, 2016 closed its purchase of approximately 4.4 acres of real property in Phoenix, Arizona (“the Property”).  On October 5, 2016, the Phoenix City Council unanimously approved the Company’s application for zoning changes on the Property.  Since then, the Company has been working with, and paying fees to, architects, engineers, Company affiliates and others furthering the design, development and marketing of the Company’s intended cottage home neighborhood.

Revenue:          We have not generated any revenues and do not anticipate doing so until 2018.

Operating Expenses:       Operating expenses for fiscal year 2016 and 2015 were $41,177 and $30,104, respectively.

Net Loss:          Net loss for the fiscal year 2016 and 2015 was $41,177 and $30,144, respectively, and was comprised primarily of operating expenses.

Liquidity and Capital Resources:

We had total assets (including cash) of $2,357,202 as of December 31, 2016.  We raised $2,450,000 in equity investments during 2016.  However, to implement our plan of operation for the next twelve months, we will require additional equity and/or construction debt financing.  We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.  We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Trends

Management continues working with engineers, architects and other professionals to further the design of our intended community, including site mapping, landscape architecture, floor plans and exterior elevations.  Pending final approval from the City of Phoenix, and further, pending receipt of indications from a construction lender, we anticipate breaking ground and commencing site work late summer, 2017, and commencing pre-sale efforts of cottage homes by autumn, 2017.

Item 3. Directors and Officers

Name	Position	Age	Term of Office	Approximate hours per week
Mark Roth	Chief Executive Officer	55	05/2015 - present	35
Eric Gruber	President, Chief Financial Officer	55	05/2015 - present	20

Mark Roth is a Manager of LA Management, LLC, the Company’s Manager, and the Founder, Chief Executive Officer and Secretary of the Sponsor, ECC Management, LLC.  He is the father of a teenager with special needs, and has more than 25 years of business and legal experience in the private practice of law and in both privately-held and publicly traded financial services firms.  He is President and Chief Compliance Officer for Claraphi Advisory Network, LLC, an SEC-registered investment adviser; and formerly was General Counsel and Chief Operating Officer for National Holdings Corporation, a diversified financial services company, and a Managing Member of the law firm Golbeck Roth, PLLC.  He received a B.S. in Biological Sciences from the University of California, Irvine, and a J.D. from Pepperdine University School of Law.  Mr. Roth retired from the practice of law, and focuses now on the development of housing options for adults with disabilities.

Eric Gruber is a Manager of LA Management, LLC, and the President and Chief Financial Officer of the Sponsor.  He worked more than 20 years planning, developing, constructing and operating retirement communities throughout the Southwestern United States.  He was the Chief Executive Officer and Chief Financial Officer for Sierra Pointe Management, LLC and, in that role, formed, managed and supervised relationships with bankers, contractors, and investors. He directly supervised the operations of five retirement buildings with a total employee count of 35 to 100 employees per location, operations which included the design, construction, staffing, purchasing, preparation and service of up to 150,000 meals per year.  Mr. Gruber is a graduate of Stanford University.

General

Our Manager, LA Management, LLC, is responsible for all aspects of our business, including the acquisition, design, development and financing of our Property, the preparation of investor reports and other communications, distribution of Company funds and the selection of the accountants, legal counsel, project managers and other parties engaged to render services to the Company.  Under the LLC Agreement, the Manager is authorized to delegate to others the performance of its duties and obligations to the Company.  The Manager has engaged the Sponsor to assume day-to-day responsibility for development of the Company’s planned pocket neighborhood.

Class A unitholders have no right to participate in the management and control of the Company and have no voice in its affairs except for certain limited matters that may be submitted to a vote of the Members under the terms of the LLC Agreement.

Manager

We have selected L.A. Management, LLC, an Affiliate of the Sponsor, to serve as our Manager.  For its services, the Manager will receive a portion of the profits, if any, generated by the Company.

The Manager was formed in 2014 and does not currently serve as the manager of any other fund or entity.  Mark Roth and Eric Gruber together own 90% of the outstanding equity securities of the Manager and, accordingly, currently have control over its affairs.

Sponsor

Integral to the Manager’s responsibilities is the Company’s agreement with the Sponsor.  Pursuant to the parties’ Construction Management Services Agreement, the Sponsor oversees all aspects of the Company’s project including, but not limited to, negotiating and accomplishing acquisition of the Property; construction; acting as a liaison between the Company and all architects, engineers, lawyers, contractors, suppliers, brokers, purchasers and government agencies regarding the project; providing the Company with construction management services including ensuring qualified engineers, architects, lawyers, contractors, project managers and suppliers are used; monitoring construction schedules, on-site construction inspection, monitoring compliance with plans and specifications, reviewing change orders, contract administration; providing the Company with status updates; and such other management services related to the project as is reasonably necessary to ensure completion.

The Company pays the Sponsor a fixed fee in monthly installments over the projected duration of development.  The payments of this fee commenced in January, 2017.  Additionally, the Company paid the Sponsor a fixed fee of $50,000 in late 2016 following the successful acquisition of “the Property”.

The Sponsor is controlled and directed by Mark Roth and Eric Gruber who together own 90% of the Sponsor’s outstanding equity interests.

Item 4. Security Ownership of Management and Certain Securityholders

Set forth below is information regarding the beneficial ownership of our Class A and Class B Units as of December 31, 2016 by (i) each person whom we know owned, beneficially, more than 10% of the outstanding units of membership interest, and (ii) all of the current directors and executive officers as a group.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power with respect to shares beneficially owned.

Name/address of beneficial owner(1)	Title of Class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class

Mark Roth	Class A	4 Units(2)	-0-	80%(4)
	Class B	45% of Manager(3)	-0-	45%(5)

Eric Gruber	Class A	1 Unit (2)	-0-	20%(4)
	Class B	45% of Manager(3)	-0-	45%(5)

Officers and Directors
as a group	Class A	5 Units(2)	-0-	100%(4)
	Class B	90% of Manager(3)	-0-	90%(5)

(1)	The address of those listed is c/o LA Management, LLC, 14550 N. Frank Lloyd Wright Blvd., Suite 200, Scottsdale, Arizona, 85260.

(2)	All Class A Units listed above are owned directly by the beneficial owner.

(3)	All Class B Units listed above are owned by the Company’s Manager, LA Management, LLC.

(4)	Based on 5 Class A Units outstanding prior to the commencement of this offering.

(5)	Based on the beneficial owner’s percent ownership of outstanding equity interests of the Company’s Manager, LA Management, LLC.

Item 5.	INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Class A Units

On January 1, 2016, the Company issued 4 Class A Units to Mark Roth, an affiliate of the Sponsor and of the Company’s Manager, in exchange for $100,000 advanced by him to pay expenses incurred by the Company.  Similarly, on January 1, 2016, the Company issued 1 Unit to Eric Gruber, an affiliate of the Sponsor and of the Company’s Manager, in exchange for $25,000 advanced by him to pay expenses incurred by the Company.

Class B Units

The Company is authorized to issue 10 Class B Units and, on January 1, 2016, issued all 10 Class B Units to the L.A. Management, LLC, the Company’s Manager, as compensation for past and anticipated future services.  Messrs. Roth and Gruber are affiliates of, and each own 45% of the outstanding equity interests of, L.A. Management, LLC.

Item 6. Other Information.

None.

Item 7. Financial Statements

Financial Statements and Independent Auditors’ Report

LUNA AZUL DEVELOPMENT FUND, LLC

As of and for the Years Ended December 31, 2016 and 2015

LUNA AZUL DEVELOPMENT FUND, LLC

Table of Contents

Page
Independent Auditors’ Report

Financial Statements

Statements of Assets and Liabilities	3

Statements of Operations	4

Statements of Changes in Members’ Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7

INDEPENDENT AUDITORS’ REPORT

To the Members
Luna Azul Development Fund, LLC

We have audited the accompanying financial statements of Luna Azul Development Fund, LLC (a Delaware limited liability company), which comprise the statements of assets and liabilities as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENT AUDITORS’ REPORT (Continued)

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luna Azul Development Fund, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ HASKELL & WHITE LLP
Irvine, California
May 23, 2017

LUNA AZUL DEVELOPMENT FUND, LLC

Statements of Assets and Liabilities
December 31, 2016 and 2015

	2016	2015
ASSETS

Cash	$892,771	$3,000
Prepaid development costs	173,114	55,992
Subscriptions receivable	37,500	-
Escrow deposit on land purchase	-	25,000
Prepaid syndication and financing costs	16,000	2,855
Real estate - land	1,237,817	-

Total assets	$2,357,202	$86,847

LIABILITIES AND MEMBERS’ EQUITY

Accounts payable	$20,214	$-
Due to related party	517	15,887

Total liabilities	20,731	15,887

Members’ equity	2,336,471	70,960

Total liabilities and members’ equity	$2,357,202	$86,847

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Statements of Operations
For the Years Ended December 31, 2016 and 2015

	2016	2015

Revenues	$-	$-

Selling, general and administrative expenses	41,177	30,104

Net loss	$(41,177)	$(30,104)

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Statements of Changes in Members’ Equity
For the Years Ended December 31, 2016 and 2015

Members’ equity, January 1, 2015	$(10,709)

Net loss	(30,104)

Member contributions	25,000

Contributed costs (non-cash)	86,773

Members’ equity, December 31, 2015	70,960

Net loss	(41,177)

Member contributions, net of offering costs of $31,539	2,306,688

Members’ equity, December 31, 2016	$2,336,471

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Statements of Cash Flows
For the Years Ended December 31, 2016 and 2015

	2016	2015

Cash flows from operating activities:
Net loss	$(41,177)	$(30,104)
Adjustments to reconcile net loss to net cash used in
operating activities
Prepaid development costs	(117,122)	20,072
Real estate - land	(1,212,817)	-
Escrow deposit on land purchase	-	(25,000)
Prepaid syndication and financing costs	(13,145)	(2,855)
Accounts payable	20,214	-
Due to related party	(15,370)	15,887
Net cash used in operating activities	(1,379,417)	(22,000)

Cash flows from financing activities:
Member contributions	2,269,188	25,000

Net increase in cash	889,771	3,000

Cash at beginning of the year	3,000	-

Cash at end of the year	$892,771	$3,000

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities
(1)	In 2015, the members contributed $86,773 in pre-development costs to the Fund that were credited to members' capital
(2)	In 2016, the Company recorded subscription receivables for $37,500
(3)	In 2016, the escrow deposit for land of $25,000 was reclassed into real estate-land

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements
December 31, 2016 and 2015

1.	Nature of Operations

Nature of operations

Luna Azul Development Fund, LLC (the “Fund”) is a Delaware limited liability company, incorporated on November 3, 2014 that has established a year end of December 31. The purpose of the Fund is to acquire land and develop single-family residential real estate property in Arizona to sell upon construction completion.

According to the Limited Liability Company Agreement (“Agreement”) dated September 1, 2015, the Fund’s term continues through December 31, 2024. In accordance with the Agreement, the term of the Fund may be extended for up to one additional year at the sole discretion of L.A. Management, LLC (“Manager”). The Manager is an affiliate of the development sponsor through common ownership. See Note 7. The Manager is not entitled to any compensation.

2.	Significant Accounting Policies

Basis of accounting

The Fund’s financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Cash and cash equivalents

For purposes of the statement of cash flows, the Fund considers all highly liquid instruments purchased with a maturity date of three months or less to be cash equivalents.

Concentration of Risk

The Fund maintains its cash in interest-bearing bank accounts which, at times, may exceed federally insured limits. The accounts are guaranteed by the Federal Deposit Insurance Corporation, (FDIC) up to $250,000. At December 31, 2016, the Company had cash in excess of FDIC insured limits. The Fund has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements (continued)
December 31, 2016 and 2015

2.	Significant Accounting Policies (Continued)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period.  Accordingly, actual results could differ from those estimates.

Adverting and Marketing Costs

The Fund expenses all marketing and advertising cost as incurred.  The Fund incurred $27,813 and $7,370 for the years ended December 31, 2016 and 2015, respectively.

Income taxes

The Company is organized as a limited liability company. As a limited liability company, income taxes on net earnings are payable personally by the members. Accordingly, no provision for income taxes has been established.

The income allocable to the Company is subject to examination by federal and state taxing authorities. In the event of an examination of the income tax return, the tax liability of the members could be changed if an adjustment in the income is ultimately determined by the taxing authorities.

Classes and Rights of Members

The Fund has authorized 260 units of capital consisting of two classes, Class A and Class B.  Of those units, 250 are allocated for Class A and 10 for Class B.  As of December 31, 2016, there were 98 Class A units issued in exchange for $25,000 per unit and 10 Class B units outstanding issued to the Manager.

The Fund sold additional Class A units in a offering in 2016. See Note 4.  The Class B units are to be issued to the Manager.  Upon the sale of the intended property to be constructed, the distribution of the proceeds to the members after the obligations of the Fund are satisfied will be as follows:

(i)	First, to repay loans and accrued interest borrowed from the Members
(ii)	Second, pro-rata payment of a 8% preferred return on unreturned capital from Class A Units

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements (continued)
December 31, 2016 and 2015

2.	Significant Accounting Policies (Continued)

Classes and Rights of Members (continued)

(iii)	Third, pro-rata repayment to Class A Units until their unreturned capital is reduced to zero
(iv)	Thereafter, 70% to the Class A Unit holders and 30% to the Class B Unit holders.

As of December 31, 2016, the cumulative accrued preferred returns, which are not reflected in the financial statements, was approximately $49,000.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09 regarding ASC Topic 606, Revenue from Contracts with Customers. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance, as amended in July 2015, will be effective for the Company’s fiscal year beginning January 1, 2019. Management is currently evaluating the accounting, transition and disclosure requirements of the standard to determine the financial statement impact of adoption.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize “right of use” assets and liabilities for all leases with terms of more than 12 months. The ASU requires additional quantitative and qualitative financial statement note disclosures about leases, the significant judgments made in accounting for those leases and for the amounts recognized in the financial statements about those leases. The guidance will be effective for the Company in 2020 with early adoption permitted. Management is evaluating the impact that adopting this guidance will have on the Company’s financial statements.

Subsequent Events

Management has evaluated subsequent events through May 23, 2017, the date on which the financial statements were available to be issued.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements (continued)
December 31, 2016 and 2015

3.	Management’s Plans

The Fund’s financial statements are prepared using GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Fund has yet to establish any source of revenue to cover its operating costs and has only raised an initial round of capital to finance its operations. Management intends to raise additional debt or equity financing or obtain a construction loan sufficient to cover its project development costs and operating expenses.

4.	Members’ Equity

The founding members contributed $25,000 of initial capital to the Fund. During the year ended December 31, 2015, the founding members incurred costs on behalf of the Fund.  These amounts totaling $86,773 consisted of pre-development costs along with other costs related to the operations of the Fund.  The founding member’s $25,000 contribution was placed into escrow as a down payment on a land purchase.

During 2016, the Fund commenced an offering to raise capital through selling Unit A member interests.  The Fund raised $2,400,000 and closed the offering on October 4, 2016.  The Fund incurred $31,539 in capital raising costs directly associated with the offering, which have been netted against the proceeds.

5.	Real Estate – Land

In October 2016, the Fund completed the acquisition of undeveloped land in Maricopa County, Arizona for an initial purchase price of $1,166,000, plus $18,904 in option payments to extend the time to close escrow.  Acquisition and other fees of $52,913 has been capitalized in the land cost basis totaling $1,237,817 as of December 31, 2016. (Note 8)

6.	Prepaid Development Costs

The Fund has incurred $173,114 and $55,992 of pre-development costs for the years ended December 31, 2016 and 2015, respectively, for entitlement, architecture, legal, engineering and other related fees, which have been capitalized.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements (continued)
December 31, 2016 and 2015

7.	Commitments and Contingencies

Environmental

As an owner of real estate, the Fund is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, management of the Fund is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Fund’s properties, and the activities of its tenants and other environmental conditions, of which the Fund is unaware, could result in future environmental liabilities.

Legal Matters

From time to time, the Fund may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome would have a material adverse effect on its results of operations or financial condition.

8.          Related Parties Transactions

The Fund’s Manager has contracted with ECC Management, LLC (“ECC”) to act as the development sponsor.  ECC is a related party due to common ownership with the Manager.  ECC has paid for costs on behalf of the Fund, and the Fund has reimbursed ECC for those amounts.  Total project management fees paid to ECC were $17,000 and $0 for the years ended December 31, 2016 and 2015, respectively, which has been capitalized a part of the prepaid development costs.  As of December 31, 2016 or 2015, the Fund owed $517 and $15,887, respectively, which is presented on the statement of assets and liabilities as due to related party.

As part of the agreement with ECC, the Fund was obligated to pay a $50,000 acquisition fee to ECC for the successful completion of the land purchase.  The $50,000 was remitted to ECC in October 2016 and has been capitalized as part of the land cost.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUNA AZUL DEVELOPMENT FUND, LLC

Date:	May 26, 2017	By:	/s/ Mark Roth
Mark Roth, Manager, LA Management, LLC

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Roth	Manager, LA Management, LLC	May 26, 2017
Mark Roth

/s/ Eric Gruber	Manager, LA Management, LLC	May 26, 2017
Eric Gruber